Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to reflect estimated adjustments to the financial condition and results of operations of the Company to give effect to:

(i) The September 23, 2009 definitive asset purchase agreement (the “LEO Transaction Agreement”) with LEO Pharma A/S (“LEO”) pursuant to which LEO paid to the Company $1.0 billion in cash in order to terminate the Company’s exclusive license to distribute LEO’s DOVONEX and TACLONEX products (including all products in LEO’s development pipeline) in the United States and to acquire certain assets related to the Company’s distribution of DOVONEX and TACLONEX products in the United States (the “LEO Transaction”); the transaction was approved by the respective boards of directors of the Company and LEO, and closed simultaneously with the execution of the LEO Transaction Agreement; and

(ii) The acquisition from The Procter & Gamble Company (“P&G”) of P&G’s global branded pharmaceutical business (“PGP”) consummated on October 30, 2009 (the “PGP Acquisition”). The PGP Acquisition was funded through cash on hand and borrowings under the Company’s new senior secured credit facilities. At the closing of the PGP Acquisition on October 30, 2009, the Company borrowed $1.0 billion under a five-year Term A loan facility and $1.6 billion under a five-and-a-half-year Term B loan facility. See Note 5 below for a further description of the new senior secured credit facilities.

The unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2009 are based on our historical unaudited consolidated financial statements and the historical audited and unaudited combined financial statements of PGP. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 is based on our historical audited consolidated financial statements and the historical audited and unaudited combined financial statements of PGP. Our historical audited consolidated financial statements were filed with our Annual Report on Form 10-K for the year ended December 31, 2008, and our historical unaudited financial statements as of and for the nine months ended September 30, 2009 were filed with our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009. The historical audited and unaudited combined financial statements of PGP are filed with our Current Report on Form 8-K of which this Exhibit 99.3 forms a part. PGP’s audited combined financial statements are presented with the income statement for each financial year ending on June 30. Notes 7 and 8 below describe the method of calculating the statement of operations of PGP for the year ended December 31, 2008, and for the nine months ended September 30, 2009, respectively.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of Warner Chilcott and the historical combined financial statements and related notes of PGP. Now that the PGP Acquisition has been completed, we will conduct a review of PGP’s accounting policies in an effort to determine if differences in accounting policies require restatement or reclassification of PGP’s results of operations or financial position to conform to our accounting policies and classifications. As a result of a preliminary review, we have made certain reclassifications within these pro forma financial statements. In particular, we have reclassified royalty obligations related to the global collaboration agreement with Sanofi from other operating expense in PGP’s combined financial statements to selling expense in the pro forma condensed combined financial statements in the amount of $537.9 million for the year ended December 31, 2008 and $315.4 million for the nine months ended September 30, 2009. After further review, we may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these pro forma condensed combined financial statements. During the preparation of these pro forma condensed combined financial statements, we were not aware of any further material differences other than those described above between the accounting policies of the two companies, and accordingly, these pro forma condensed combined financial statements do not assume any further material differences in accounting policies between the two companies.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008 and the nine months ended September 30, 2009 assumes that the LEO Transaction and the PGP Acquisition (and the related financing thereof) occurred on January 1, 2008. The unaudited pro forma condensed combined balance sheet as of September 30, 2009 assumes that the PGP Acquisition (and the related financing thereof) occurred on September 30, 2009 (the LEO Transaction is included in our historical balance sheet as of September 30, 2009). The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the LEO Transaction or the PGP Acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that the combined company will experience. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the LEO Transaction and the PGP Acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results. Accordingly, the accompanying unaudited pro forma condensed combined statements of operations do not include any synergies that may be achievable subsequent to the LEO Transaction and the PGP Acquisition, or the impact of any one-time transaction costs.

PGP’s historical condensed combined financial statements have been “carved out” from P&G’s consolidated financial statements and reflect certain assumptions and allocations made by P&G. PGP’s historical condensed combined financial statements include all revenues, costs, assets and liabilities directly attributable to the PGP business. In addition, certain expenses reflected in the condensed combined financial statements include allocations of corporate expenses from P&G. As part of the PGP Acquisition, we entered into a transition services agreement, under which P&G will provide certain services to us that were previously provided when PGP was wholly-owned by P&G. The costs of the transition services agreement, in the aggregate, are expected to be consistent with the costs that P&G has historically allocated to PGP, and no additional adjustments are required with respect to costs to be incurred under the transition services agreement.

The PGP Acquisition has been accounted for as a business purchase combination using the acquisition method of accounting under the provisions of Accounting Standard Codification (“ASC”) No. 805, “Business Combinations”, (“ASC 805”), and applying the pro forma assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures.” ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business purchase combination be recognized at their fair values as of the PGP Acquisition date and that the fair value of acquired in-process research and development (“IPR&D”) be recorded on the balance sheet regardless of the likelihood of success of the related product or technology as of the completion of the PGP Acquisition. The process for estimating the fair values of IPR&D, identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals. Under ASC 805, transaction costs are not included as a component of consideration transferred and will be expensed as incurred. The excess of the purchase price (consideration transferred), if any, over the estimated amounts of identifiable assets and liabilities of PGP as of the effective date of the acquisition will be allocated to goodwill in accordance with ASC 805. The purchase price allocation is subject to completion of our analysis of the fair value of the assets and liabilities of PGP as of the effective date of the PGP Acquisition. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. These adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year from the consummation of the acquisition on October 30, 2009. The establishment of the fair value of the consideration for the acquisition, and the allocation to identifiable tangible and intangible assets and liabilities requires the extensive use of accounting estimates and management judgment. We believe the fair values assigned to the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions based on data currently available.

If the fair value of an asset or liability that arises from a contingency can be determined, the asset or liability would be recognized in accordance with ASC 450, “Accounting for Contingencies” (“ASC 405”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability is recognized.

Unaudited pro forma condensed combined statement of operations for the year ended December 31, 2008

	Year Ended December 31, 2008
	WC	Adjustments for the LEO Transaction(1)	WC post LEO Transaction	PGP(7)	Pro forma adjustments		Pro forma
	($ in millions)
Revenue
Net sales	$919.0	$(276.7)	$642.3	$2,454.0	$(39.1	)(2)	$3,057.2
Other revenue	19.1	—	19.1	—	—		19.1

Total revenue	938.1	(276.7)	661.4	2,454.0	(39.1)		3,076.3

Costs, Expenses and Other
Cost of sales (excluding amortization and impairment of intangible assets)	198.8	(101.2)	97.6	263.6	—		361.2
Selling, general and administrative	192.7	(11.1)	181.6	1,190.5	—		1,372.1
Research and development	50.0	(0.3)	49.7	231.8	—		281.5
Amortization of intangible assets	223.9	(19.6)	204.3	24.8	468.1	(4)	697.2
Impairment of intangible assets	163.3	—	163.3	2.8	—		166.1
Interest (income)	(1.3)	—	(1.3)	—	—		(1.3)
Interest expense	94.4	(58.5)	35.9	—	180.3	(5)	216.2

Income / (loss) before taxes	16.3	(86.0)	(69.7)	740.5	(687.5)		(16.7)

Provision / (benefit) for income taxes	24.7	(1.0)	23.7	242.4	(189.7	)(6)	76.4

Net (loss) / income	$(8.4)	$(85.0)	$(93.4)	$498.1	$(497.8)		$(93.1)

Earnings / (loss) per share:

Basic	$(0.03)		$(0.37)				$(0.37)
Diluted	(0.03)		(0.37)				(0.37)

Unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2009

	Nine Months Ended September 30, 2009
	WC	Adjustments for the LEO Transaction(1)	WC post LEO Transaction	PGP(8)	Pro forma adjustments		Pro forma
	($ in millions)
Revenue
Net sales	$732.6	$(187.8)	$544.8	$1,686.3	$(26.0	)(2)	$2,205.1
Other revenue	17.0	—	17.0	—	—		17.0

Total revenue	749.6	(187.8)	561.8	1,686.3	(26.0)		2,222.1

Costs, Expenses and Other
Cost of sales (excluding amortization and impairment of intangible assets)	140.1	(69.8)	70.3	167.8	—		238.1
Selling, general and administrative	158.9	(7.4)	151.5	735.6	(17.7	)(3)	869.4
(Gain) on sale of assets	(393.1)	393.1	—	(193.5)	193.5	(2)	—
Research and development	47.4	(0.2)	47.2	121.7	—		168.9
Amortization of intangible assets	171.0	(16.1)	154.9	18.4	298.4	(4)	471.7
Impairment of intangible assets	—	—	—	1.8	—		1.8
Interest (income)	(0.1)	—	(0.1)	—	—		(0.1)
Interest expense	57.3	(31.1)	26.2	—	127.9	(5)	154.1

Income / (loss) before taxes	568.1	(456.3)	111.8	834.4	(628.1)		318.1
Provision / (benefit) for income taxes	44.5	(16.4)	28.1	283.2	(232.8	)(6)	78.5

Net income / (loss)	$523.6	$(439.9)	$83.7	$551.2	$(395.3)		$239.6

Earnings per share:
Basic	$2.09		$0.33				$0.96
Diluted	2.09		0.33				0.96

Notes to unaudited pro forma condensed combined statement of operations

(1)	Reflects adjustment to give effect to the operations of the LEO Transaction. The Company used approximately $481.8 million of the proceeds from the LEO Transaction to repay the entire remaining principle balance of the loans outstanding under it prior senior secured credit facilities of $479.8 million, as well as accrued and unpaid interest and fees of $2.0 million. This repayment resulted in the termination of the prior senior secured credit facilities.
(2)	Reflects the exclusion of royalty income and the gain on sale of an asset associated with the Ajinomoto license agreement that was excluded from the PGP Acquisition.
(3)	Reflects the elimination of advisory, legal and regulatory costs that were directly attributable to the PGP Acquisition but that are not expected to have a continuing impact on the combined entity’s results.
(4)	Reflects the adjustment to historical intangible amortization expense previously recorded by PGP to reflect the new fair value of intangible assets acquired as part of the PGP Acquisition calculated as follows:

			Amortization
	Weighted Average Useful Life	Estimated Fair Value	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
			($ in millions)
Brand Intellectual Property (“IP”)	Eight years	$2,615.2	$492.9	$316.8
IPR&D	Indefinite	308.6	—	—

Total brand IP		$2,923.8	$492.9	$316.8

Removal of PGP historical intangible assets amortization		$(208.0)	$(24.8)	$(18.4)

Total adjustment		$2,715.8	$468.1	$298.4

(5)	Reflects the inclusion of interest expense related to the new debt issued in connection with the PGP Acquisition. The proceeds from the LEO Transaction were used to repay the prior senior secured credit facilities, and the related interest expense was adjusted as part of the LEO Transaction adjustments within the pro forma condensed combined statement of operations. Pro forma adjusted interest expense was calculated as follows:

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
	($ in millions)
New debt issued:
Revolver commitment fee(a)	$1.9	$1.4
Term A loan facility(b)	52.9	35.1
Term B loan facility(c)	91.7	68.1
Delayed draw term loan(d)	3.0	—
Amortization of debt issue costs and other(e)	30.8	23.3

Total adjustment	$180.3	$127.9

Interest on existing notes(f)	35.9	26.2

Pro forma adjusted interest expense(g)	$216.2	$154.1

(a)	Reflects a commitment fee of 75 basis points applied to the fully undrawn revolver of $250.0 million. If drawn, interest rates would be consistent with the Term B loan.
(b)	Reflects interest expense on the variable rate senior secured Term A loan at a rate of 5.50%. Borrowings under the senior secured credit facilities generally bear interest based on a margin over, at our option, the base rate or the reserve-adjusted LIBOR (with a LIBOR floor of 2.25%). At November 12, 2009, LIBOR was below the floor set at 2.25%. As a result, 2.25% plus 325 basis points (the fixed portion of the interest rate) is used for the calculation of interest expense on this facility. Pro forma interest expense assumes scheduled principal payments as specified in the new senior secured credit facilities agreement, as if the debt were issued on January 1, 2008. See (g) below for sensitivity of a 0.125% change in the interest rate on variable rate debt.
(c)

Reflects interest expense on the variable rate senior secured Term B loan at a rate of 5.75%. Borrowings under the senior secured credit facilities generally bear interest based on a margin over, at our option, the base rate or the reserve-adjusted LIBOR (with a LIBOR floor of 2.25%). At November 12, 2009, LIBOR was below the floor set at 2.25%. As a result, 2.25% plus 350 basis points

(the fixed portion of the interest rate) is used for the calculation of interest expense on this facility. Pro forma interest expense assumes scheduled principal payments as specified in the new senior secured credit facilities agreement, as if the debt were issued on January 1, 2008. See (g) below for sensitivity of a 0.125% change in the interest rate on variable rate debt.

(d)	The Term B loan has a delayed draw term loan facility of $350 million. We did not draw down on the facility at closing. However, there is a commitment fee of 175 basis points for 180 days after the closing of the PGP Acquisition, at which point the facility terminates if the facility has not been borrowed at such time.
(e)	Reflects debt amortization expense related to the new debt structure of the combined entity, based on $147.4 million in financing fees incurred, which will be amortized over the weighted average life of the debt of 5.1 years.
(f)	Reflects interest expense and debt amortization expense related to the existing senior subordinated notes, with a fixed interest rate of 8.75%.
(g)	If the variable interest rate was to increase or decrease by 0.125% from the rates assumed, pro forma interest expense would change by approximately $3.2 million for the fiscal year ended December 31, 2008 and $2.4 million for the nine months ended September 30, 2009.
(6)	For purposes of determining the estimated income tax expense for PGP and pro forma adjustments reflected in the unaudited pro forma condensed combined statement of operations, an estimated weighted average statutory tax rate has been applied, based upon the various jurisdictions of the pro forma combined company where pre-tax profits and adjustments are reasonably expected to occur. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income.
(7)	The fiscal year for PGP, as reflected in its audited financial statements, ends on June 30, and adjustments were required to present the combined statement of operations for the year ended December 31, 2008. To this end, unaudited interim financial information of PGP was prepared for the six months ended December 31, 2007 and 2008. The table below shows the method of calculation, including pro forma reclassifications.

	Year Ended June 30, 2008	Less: Six Months Ended December 2007	Plus: Six Months Ended December 2008	Year Ended December 31, 2008
Revenue	($ in millions)
Total revenue	$2,531.7	$1,286.6	$1,208.9	$2,454.0
Costs, expenses and other
Cost of sales (excluding amortization and impairment of intangible assets)	273.8	141.5	131.3	263.6
Selling, general and administrative	1,283.6	656.6	563.5	1,190.5
Research and development	266.2	123.4	89.0	231.8
Amortization of intangible assets	25.1	12.4	12.1	24.8
Impairment of intangible assets	2.8	—	—	2.8
Interest (income)	—	—	—	—
Interest expense	—	—	—	—

Income before taxes	680.2	352.7	413.0	740.5
Provision for income taxes	210.8	109.3	140.9	242.4

Net income	$469.4	$243.4	$272.1	$498.1

Certain reclassifications have been made between the six months ended December 31, 2007 and 2008 financial information of PGP and the pro forma condensed combined financial statements. These reclassifications are outlined as follows:

Gross profit per the condensed combined financial statements of PGP amounted to $1,092.1 million and $1,156.3 million for the six months ended December 31, 2008 and 2007, respectively. A reclassification of royalty expense related to ASACOL has been made from Other operating expense, as per the financial information of PGP, to cost of sales for the unaudited pro forma condensed combined financial information, in the amount of $14.5 million and $11.2 million for the six months ended December 31, 2008 and 2007, respectively.

Other operating expense per the condensed combined financial statements of PGP amounted to $238.1 million and $313.6 million for the six months ended December 31, 2008 and 2007, respectively. These costs have been reclassified in their entirety to Selling, general and administrative expenses for the unaudited pro forma condensed combined financial information.

Selling, general and administrative expenses per the financial information of PGP amounted to $441.0 million and $490.0 million for the six months ended December 31, 2008 and 2007, respectively. Research and development costs in the amount of $89.0 million and $123.4 million for the six months ended December 31, 2008 and 2007, respectively, have been reclassified from Selling, general and administrative expenses and included as a separate line. Amortization of intangibles in the amount of $12.1 million and $12.4 million for the six months ended December 31, 2008 and 2007, respectively, have been reclassified from Selling, general and administrative expenses and included as a separate line.

(8)	The fiscal year for PGP, as reflected in its audited financial statements, ends on June 30, and adjustments were required to present the combined statement of operations for the nine months ended September 30, 2009. To this end, unaudited interim financial information of PGP was prepared for the three months ended September 30, 2008 and 2009 and for the six months ended December 31, 2008. The table below shows the method of calculation, including pro forma reclassifications.

	Year Ended June 30, 2009	Less: Six Months Ended December 2008	Plus: Three Months Ended September 2009	Nine Months Ended September 30, 2009
Revenue	($ in millions)
Total revenue	$2,317.5	$1,208.9	$577.7	$1,686.3
Costs, expenses and other
Cost of sales (excluding amortization and impairment of intangible assets)	247.8	131.3	51.3	167.8
Selling, general and administrative	1,044.5	563.5	254.6	735.6
(Gain) on sale of assets	—	—	(193.5)	(193.5)
Research and development	180.5	89.0	30.3	121.7
Amortization of intangible assets	24.4	12.1	6.1	18.4
Impairment of intangible assets	1.8	—	—	1.8
Interest (income)	—	—	—	—
Interest expense	—	—	—	—

Income before taxes	818.5	413.0	428.9	834.4
Provision for income taxes	279.2	140.9	144.9	283.2

Net income	$539.3	$272.1	$284.0	$551.2

Certain reclassifications have been made between the condensed combined financial statements of PGP for the three months ended September 30, 2009 and the pro forma condensed combined financial statements. These reclassifications are outlined as follows:

Gross profit per the condensed combined financial statements of PGP amounted to $532.8 million. A reclassification of royalty expense related to ASACOL has been made from Other operating expenses as per the financial information of PGP, to cost of sales for the unaudited pro forma condensed combined financial information, in the amount of $6.4 million.

Other operating expense per the condensed combined financial statements of PGP amounted to $131.3 million. These costs have been reclassified in their entirety to Selling, general and administrative expenses for the unaudited pro forma condensed combined financial information.

Selling, general and administrative expenses per the condensed combined financial statements of PGP amounted to $166.1 million. Research and development expenses in the amount of $30.3 million have been reclassified from Selling, general and administrative expenses and included as a separate line. Amortization of intangibles in the amount of $6.1 million has been reclassified from Selling, general and administrative expenses and included as a separate line.

Unaudited pro forma condensed combined balance sheet as of September 30, 2009

	As of September 30, 2009
	WC	Historical PGP	Adjustments		Pro Forma
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$753.7	$4.4	$(541.0	)(9)	$217.1
Accounts receivable, net	110.7	260.5	—		371.2
Inventories, net	68.8	74.2	77.9	(10a)	220.9
Prepaid expenses and other current assets	85.9	104.2	(59.8	)(11)	130.3

Total current assets	1,019.1	443.3	(522.9)		939.5
Property, plant and equipment, net	87.3	75.1	—		162.4
Intangible assets, net	611.4	208.0	2,715.8	(10c)	3,535.2
Goodwill	998.7	156.7	(156.7	)(10)	998.7
Other non-current assets	9.7	66.0	94.3	(12)	170.0

Total assets	$2,726.2	$949.1	$2,130.5		$5,805.8

Liabilities and Stockholders Equity
Current liabilities:
Accounts payable	$144.6	$54.4	$—		$199.0
Accrued expenses and other current liabilities	204.3	429.6	(28.6	)(10d)	605.3
Income taxes payable	7.3	—	—		7.3
Current portion of long-term debt	—	—	116.0	(13)	116.0

Total current liabilities	356.2	484.0	87.4		927.6
Long-term debt, excluding current portion	380.0	—	2,484.0	(13)	2,864.0
Other non-current liabilities	96.4	145.0	(111.5	)(10e)	129.9

Total liabilities	832.6	629.0	2,459.9		3,921.5
Stockholders’ equity	1,893.6	320.1	(329.4	)(14)	1,884.3

Total liabilities and stockholders’ equity	$2,726.2	$949.1	$2,130.5		$5,805.8

Notes to unaudited pro forma condensed combined balance sheet as of September 30, 2009

(9)	Reflects the net effect to cash resulting from the following:

Issuance of debt:
Face value (see note 13)	$2,600.0
Fees and discount (see note 9a)	(147.4)

2,452.8

PGP Acquisition:
Purchase price (see note 10)	(3,100.0)
Adjustments (see note 9b)	115.7
Fees (see note 9c)	(9.3)

(2,993.6)

Net change	$(541.0)

(a)	Reflects financing fees associated with the new debt structure.
(b)	Reflects our estimate of adjustments to the purchase price for PGP in respect of certain liabilities to be funded by PGP.
(c)	Reflects estimated fees and expenses incurred in connection with the PGP Acquisition, including the advisory fees, other transaction costs and professional fees. Total estimated fees incurred amounted to $27.0 million, $17.7 million of which was incurred and is reflected within our September 30, 2009 historical financial statements.
(10)	Reflects adjustments to record assets acquired and liabilities assumed at their estimated fair values, as of September 30, 2009. Estimated values have been based on a preliminary purchase price of $2,984.3 million. Allocation of the purchase price was based on currently available information and could change materially upon receipt of more detailed information. The preliminary purchase price allocation is as follows:

Calculation of consideration:
Purchase price	$3,100.0
Adjustments	(115.7)

Total consideration	$2,984.3

Preliminary allocation of consideration:
Historical book value of net assets	320.1
Eliminate historical goodwill	(156.7)
Eliminate historical intangible assets	(208.0)
Inventory(10a)	77.9
Deferred tax assets(10b)	(112.9)
Intangible assets(10c)	2,923.8
Accrued expenses and other current liabilities(10d)	28.6
Other noncurrent liabilities(10e)	111.5

$2,984.3

Total pro forma consideration in the table above differs from the actual purchase price consideration of $2,919.3 million paid on the closing date (October 30, 2009) due to the additional month between the pro forma acquisition date (September 30, 2009) and actual acquisition date, resulting in a differing amount of purchase price adjustments.

(a)	At the time of the acquisition, inventories are required to be measured at fair value, which we believe will approximate net realizable value. In general, the fair valuation of inventories will result in an increase over book value to market value. We have estimated the fair value adjustment to inventories using information about the inventory of major products (principally ACTONEL and ASACOL) and utilizing assumptions (including profit margins and turnover ratios) to establish a net realizable value. The impact of the adjustment is not reflected in the unaudited pro forma condensed combined statement of operations because the adjustment will not have a continuing impact. However, the inventory adjustment will result in an increase in materials and production costs in periods subsequent to the completion of the acquisition when related inventories are sold.

(b)	Reflects the elimination of net deferred tax assets, valued at zero under purchase accounting, driven by Section 338(h)(10)/338(g) elections made regarding the portion of the PGP Acquisition structured as stock transactions. This estimate is preliminary and is subject to change based on our final determination of the fair value of assets acquired and liabilities assumed. See also Notes (11) and (12) below.
(c)	Of the total estimated consideration of $2,984.3 million, approximately $2,923.8 million has been allocated to identified intangible assets, of which $2,615.2 million represents currently marketed products that are expected to be amortized over a weighted average useful life on an accelerated basis of approximately 8 years, and approximately $308.6 million has been allocated to identified IPR&D intangible products. Pro forma intangible assets on the face of the balance sheet of $3,535.2 million is comprised of WC post LEO Transaction intangible assets of $611.4 million and the intangible assets on acquisition of $2,923.8 million.

The IPR&D will be capitalized and accounted for as an indefinite-lived intangible asset and will be subject to impairment testing until the completion or abandonment of the project. Upon successful completion and launch of each project, we will make a separate determination of useful life of the IPR&D intangible, and subsequent amortization will be recorded as an expense. As the IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma condensed combined statements of operations.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues cost of sales, research and development costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream and other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. The underlying assumptions used to prepare the discounted cash flow analysis may change or projects may not be completed to commercial success on time or at all. For these and other reasons, actual results may vary significantly from estimated results.

(d)	Reflects the exclusion of (i) the write-off of $8.8 million of the current portion of historical deferred revenue and (ii) $14.8 million and $5.0 million for restructuring and bonus accruals, respectively, which will not be transferred as part of the PGP Acquisition.
(e)	Reflects (i) the write-off of $45.9 million of historical non-current deferred revenue, (ii) an adjustment of $67.3 million to reduce pension and post-employment obligations to their fair value of zero, reflecting their fully funded status upon transfer in accordance with the purchase agreement governing the PGP Acquisition, and net of (iii) $1.7 million recognized by PGP for a UK pension liability, for which PGP provided an equal amount of cash.
(11)	Reflects the elimination of the current portion of deferred tax assets consistent with Note (10)(b) above of $59.8 million.
(12)	Reflects (i) the recognition of the of deferred financing costs on the issuance of new debt of $147.4 million, net of (ii) the elimination of $53.1 million of long term deferred tax assets, consistent with Note 10(b) above.
(13)	Reflects the issuance of $2.6 billion of new debt under the new senior secured credit facilities.
(14)	Reflects the elimination of PGP’s historical equity accounts upon the PGP Acquisition and the recognition of $9.3 million in additional transaction fees related to the PGP Acquisition.